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                                                                Exhibit 99

(Ohio Casualty Insurance Company Letterhead)



Analyst contact:
Dennis E. McDaniel
Vice President of Strategic Planning and
Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate
Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For immediate release




                     THE OHIO CASUALTY INSURANCE COMPANY
                     ANNOUNCES RETIREMENT PROGRAM CHANGES


FAIRFIELD, Ohio, March 15, 2004 -- The Ohio Casualty Insurance Company has announced it will make changes to its pension, savings, and retiree medical plans in the 2004-2006 timeframe, including the addition of several enhancements. Ohio Casualty Corporation (NASDAQ:OCAS) is the holding company of The Ohio Casualty Insurance Company.

"Just like many other companies, Ohio Casualty must address the changing needs and desires of its employees and the increasing costs of existing pension and retiree medical plans, while continuing to provide valuable and competitive benefit programs," commented President and Chief Executive Officer Dan R. Carmichael, CPCU. "We have studied the issues for many months and have redesigned the retirement benefit program, offering new attractive features that employees have said they value, including portability of benefits, larger 401-K matching, a new company profit sharing program, and a redesigned defined benefit program with an additional payment option."


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The changes include:

       - The Employee Savings Plan (a defined contribution plan) will be significantly enhanced through increased Company matching contributions, a new profit sharing feature beginning in July 2004, and additional Company contributions beginning in January 2005 for eligible employees.

       - Changes will be made to the eligibility for Company-subsidized retiree medical and dental coverage effective July 1, 2004. Ohio Casualty, at this time, will continue to provide subsidized retiree medical and dental coverage to current retirees, employees who retire by July 1, 2004, and employees who have at least 25 years of service as of July 1, 2004. Employees who retire from Ohio Casualty on or after July 1, 2004 and have not completed at least 25 years of service with the Company as of July 1, 2004 will have access to and pay the full cost of retiree group medical and dental coverage. Effective January 1, 2006, post-age 65 medical coverage will be eliminated for employees who retire on or after July 1, 2004. Because Medicare eligible retirees will have access to Medicare prescription drug coverage, Ohio Casualty will stop covering prescription drug expenses for all Medicare-eligible retirees and their Medicare-eligible spouses effective January 1, 2006.

       - Benefits accrued under the pension (defined benefit) plan's current formula will be frozen effective June 30, 2004. Benefits accrued after June 30, 2004 will be calculated using the pension plan's new formula.

"We believe that our redesigned retirement program is attractive for employees and remains very competitive in the marketplace," adds Mr. Carmichael. "The added features provide employees more flexibility in planning for their retirement and more of the benefits will be portable. We also provide numerous tools to help employees plan for their future, based on their individual needs and lifestyles. These features fit with our goals to offer competitive benefit plans, while managing overall costs."

These changes to various benefit plans also result in a decrease in expenses for the Corporation. This is consistent with its strategic objective to create a competitive expense structure, previously announced as part of the Corporate Strategic Plan for the 2004-2006 time frame. The decrease in expenses is expected to be approximately $7.9 million before tax in 2004 and $5.6 million before tax in 2005, compared to the benefit plan expense for the year 2003. The Corporation provided a range for 2004 calendar year guidance on February 11, 2004 and the effect of the benefit changes was included in the range. Other broad objectives of the Corporate Strategic Plan include increasing the Corporation's financial strength in the market, enhancing the ability to profitably grow the business, continuing to deliver quality services to customers, providing value to shareholders and attracting and retaining a professional workforce.


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Corporation Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 45th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2003). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.2 billion as of December 31, 2003.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no
obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission or in subsequent press releases.